Exhibit 99.1

Press Release

Media Contact:

Jared Nelson

Jared.Nelson@edelman.com

312-240-3339

21ST CENTURY ONCOLOGY ANNOUNCES CEO TRANSITION

Appoints William R. Spalding as President and CEO; Founder Dr. Daniel Dosoretz to Remain on Company’s Board of Directors

FORT MYERS, Fla., Sept. 9, 2016 — 21st Century Oncology Holdings, Inc., the largest global provider of integrated cancer care services, announced that its board of directors has appointed William (Bill) R. Spalding as president and CEO, effective immediately. He succeeds company founder Dr. Daniel Dosoretz, who will continue as a director and will transition to serving as a full-time senior physician with the company.

Spalding, 58, was appointed a director of the company in May. He brings more than three decades of experience leading complex healthcare businesses and providing governance leadership.

Dr. Dosoretz, a pioneer in cancer care, grew 21st Century Oncology into a global oncology network. Today, the company is the largest provider of radiation therapy in the U.S.

“I am immensely proud of the organization we have built and the progress we have achieved,” said Dr. Dosoretz. “Our integrated model is what the evolving health care market demands, and we possess the ingredients to further strengthen our position as the preeminent provider of cancer treatment.  I wish Bill the best of luck in leading the company to continue to grow and thrive.”

“Dr. Dosoretz and his colleagues built a remarkable organization with unparalleled size, scale and relevance in the delivery of academic-quality, integrated cancer care,” said Spalding. “With our distinct, integrated business model, we are well-positioned to build on this legacy in the evolving healthcare reform environment. I look forward to working with our employees, physicians and partners as we continue to focus on our unwavering commitment to serving our patients and to providing high quality, efficient care.”

Spalding was formerly chief executive officer of PharMEDium Healthcare Holdings from January 2014 through its sale to AmerisourceBergen Corporation in November 2015. Previously, he was executive vice president, strategy and managed care of CVS Caremark Corporation and executive vice president, strategic initiatives of Caremark Rx, Inc. Earlier in his career, Spalding was a senior partner and member of the policy committee and practice group leader at the international law firm, King and Spalding, LLP. In addition, besides serving as a director of PharMEDium Healthcare Holdings, Spalding is a board member for MedVantx Corporation, and previously served as a member of the SecureWorks Corp. board of directors and the Carter Presidential Center Board of Counselors. He received his Bachelor of

Arts degree from Dartmouth College and Juris Doctor Degree from Washington & Lee University School of Law.

Rob Rosner, board chairman of 21st Century Oncology and co-president of Vestar Capital Partners, said, “Dr. Dosoretz has made an indelible mark on the organization, and we are grateful to him for his passionate leadership, which laid the foundation for its growth and achievement of recognized preeminence in the industry.  As we embark on our next phase of growth, we will rely on the experience, vision and leadership of Bill, who is a skilled health care executive and an established track record of growth and success.”

In conjunction with the CEO transition, the Board voted to reduce its size to six directors from eight. Dr. Howard Sheridan, director since 1988, and Erin Russell, director since February 2008, will transition from the Board.

The company also announced that Canada Pension Plan Investment Board (CPPIB), a professional investment management organization, has purchased an additional $25 million of preferred stock in the company.

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc., is the largest global provider of integrated cancer care services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. As of December 31, 2015, the Company operated 181 treatment centers, including 145 centers located in 17 U.S. states and 36 centers located in seven countries in Latin America.

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